UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
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Exchange Act of 1934 (Amendment No.      )
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WESCO INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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2007

Notice of Annual Meeting
and Proxy Statement

WESCO International, Inc.
225 West Station Square Drive, Suite 700
Pittsburgh, PA 15219-1122

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219-1122

NOTICE
FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME	Wednesday, May 23, 2007 at 2:00 p.m., E.D.T.

PLACE	WESCO International, Inc. Company Headquarters 225 West Station Square Drive Suite 700 Pittsburgh, PA 15219-1122

RECORD DATE	April 9, 2007

ITEMS OF BUSINESS
1. Elect Three Class II Directors for a three-year term expiring in 2010.
2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.
3. Transact any other business properly brought before the Annual Meeting.

Dear Fellow Stockholders:

I am pleased to invite you to attend our 2007 Annual Meeting of Stockholders which will be held on May 23, 2007, at WESCO International, Inc. Company headquarters located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement.

We are sending you this Proxy Statement and proxy card on or about April 23, 2007. Our Board of Directors recommends that you vote in favor of the proposed items of business. You, as a stockholder of WESCO International, Inc., or your authorized representative by proxy, may attend the Annual Meeting. If your shares are held through an intermediary such as a broker or a bank, you should present proof of your ownership at the Annual Meeting. Proof of ownership could include a proxy from your bank or broker or a copy of your account statement. Stockholders of record at the close of business on April 9, 2007 will be entitled to vote at our Annual Meeting or any adjournments of the meeting.

You have a choice of voting over the Internet, by telephone, or by returning the enclosed proxy card. You should check your proxy card or information forwarded by your bank, broker or other holder of record to see which options are available to you. In order to assure a quorum, it is important that, whether or not you plan to attend the meeting, you complete, sign, date and return your proxy in the enclosed envelope or vote over the Internet or by telephone.

Thank you for your ongoing support of WESCO.

By order of the Board of Directors,

MARCY SMOREY-GIGER
Corporate Secretary

i

QUESTIONS AND ANSWERS

1.	Who is entitled to vote at the Annual Meeting?

If you held shares of WESCO International, Inc. (“WESCO” or the “Company”) Common Stock at the close of business on April 9, 2007, you may vote at the Annual Meeting. On that day, 47,124,704 shares of our Common Stock were outstanding. Each share is entitled to one vote.

In order to vote, you must either designate a proxy to vote on your behalf or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.	What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 — FOR the election of all three nominees for Class II Directors with terms expiring at the 2010 Annual Meeting of Stockholders.

Proposal 2 — FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	the Internet, at the address provided on each proxy card;

•	telephone, using the toll-free number listed on each proxy card;

•	marking, signing, dating and mailing each proxy card and returning it in the postage paid envelope provided. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the election of each of the Class II Director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; or

•	attending the Annual Meeting and voting your shares in person.

If you are a stockholder of record (that is, your shares are registered directly in your name in the Company’s books and not held though a broker, bank, or other nominee), and you wish to vote electronically through the Internet or by telephone, follow the instructions provided on the proxy card. You will need to use the individual control number that is printed on your proxy card in order to authenticate your ownership.

The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern time, on Tuesday, May 22, 2007.

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), or your shares are held in the Company’s 401(k) Retirement Savings Plan, you will receive instructions with your materials that you must follow in order to have your shares voted. For voting procedures for shares held in the Company’s 401(k) Retirement Savings Plan, see Question 7 below.

4.	How do I revoke or change my vote?

You may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by:

•	notifying the Corporate Secretary at the Company’s headquarters office;

•	transmitting a proxy dated later than your prior proxy either by Internet, telephone, or mail; or

•	attending the Annual Meeting and voting in person by ballot or by proxy (except for shares held in “street name” through a broker, bank, or other nominee, or in the Company’s 401(k) Retirement Savings Plan).

The latest-dated, timely, properly completed proxy that you submit, whether by Internet, telephone, or mail, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will remain in effect.

5.	What shares are included on the proxy or voting instruction card?

The shares on your proxy card represent those shares registered directly in your name and shares held in the Company’s 401(k) Retirement Savings Plan. If you do not cast your vote, your shares (except those held in the Company’s 401(k) Retirement Savings Plan) will not be voted. See Question 7 for an explanation of the voting procedures for shares in the Company’s 401(k) Retirement Savings Plan.

6.	What does it mean if I get more than one proxy or voting instruction card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive (or vote by Internet or telephone all of the shares on each of the proxy or cards you receive) in order to ensure that all your shares are voted.

7.	How are the shares that I hold in the Company’s 401(k) Retirement Savings Plan voted?

If you hold WESCO Common Stock in the Company’s 401(k) Retirement Savings Plan, you may tell the plan trustee how to vote the shares of Common Stock allocated to your account. You may either sign and return the voting instruction card provided by the plan or transmit your instructions by the Internet or telephone. If you do not transmit instructions, your plan shares will be voted as the plan administrator directs or as otherwise provided in the plan.

8.	How are shares held by a broker, bank or other nominee voted?

If you hold your shares of WESCO Common Stock in “street name” through a broker, bank, or other nominee account, you are a “beneficial owner” of the shares. In order to vote your shares, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. The Company asks brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee’s name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

9.	What is a quorum?

A majority of the outstanding shares, present or represented by a proxy, constitutes a quorum. There must be a quorum for the Annual Meeting to be held. You are part of the quorum if you have voted by Internet, telephone or mail by proxy card. Abstentions, broker non-votes and votes withheld from Director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum.

10.	What is the required vote for a proposal to pass?

The Director nominees receiving the highest number of votes will be elected to fill the seats on the Board. Only votes “FOR” or “WITHHELD” affect the outcome.

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, requires the favorable vote of a majority of the votes cast. Abstentions have the effect of a negative vote.

11.	Who will count the votes?

Representatives of our transfer agent, Mellon Investor Services, and two other appointed inspectors of election will certify their examination of the list of stockholders, number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219-1122

PROXY STATEMENT FOR
2007 ANNUAL MEETING OF STOCKHOLDERS
to Be Held May 23, 2007

PROXY SOLICITATION AND VOTING INFORMATION

The Board of Directors of WESCO International, Inc. is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held on May 23, 2007, at the Company headquarters of WESCO International, Inc., located at 225 West Station Square, Suite 700, Pittsburgh, Pennsylvania, at 2:00 p.m., E.D.T., and at any adjournment or postponement of the meeting. This Proxy Statement is accompanied by our 2006 Annual Report.

Holders of our Common Stock at the close of business on the record date of April 9, 2007, may vote at our Annual Meeting. On the record date, 47,124,704 shares of our Common Stock were outstanding. You are entitled to cast one vote per share on each matter presented for consideration and action at our Annual Meeting. A list of stockholders entitled to vote will be available at the Annual Meeting and during ordinary business hours for 10 days prior to the Annual Meeting at our Company headquarters. Any stockholder of record may examine the list for any legally valid purpose.

The proxies will be voted if properly signed, received by our Corporate Secretary prior to the close of voting at our Annual Meeting, and not revoked. If no direction is given in the proxy, it will be voted “FOR” the proposals presented in this Proxy Statement, including election of the Directors nominated by our Board of Directors and ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2007. Alternatively, you may be entitled to vote over the Internet or by telephone. You should check the enclosed proxy card or the information forwarded to you by your bank, broker or other holder of record to see whether these options are available to you. Action may be taken at the Annual Meeting for any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment. We have not received notice of any stockholder proposals for presentation at the Annual Meeting.

If you have returned a proxy via mail, telephone or Internet, you may revoke it at any time before it is voted at our Annual Meeting by delivering a revised proxy bearing a later date, by voting by ballot at the Annual Meeting, or by delivering a written notice withdrawing your proxy to our Corporate Secretary at our address provided above.

In addition to soliciting proxies by mail, telephone, and the Internet, our Board of Directors, without receiving additional compensation, may solicit in person. Brokerage firms and other custodians, nominees, and fiduciaries will forward proxy soliciting material to the beneficial owners of our Common Stock, held of record by them, and we will reimburse these brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling. We will pay the cost of this solicitation of proxies.

To conduct the business of the Annual Meeting, we must have a quorum. The presence, in person or by proxy, of stockholders holding at least a majority of the shares of our

Common Stock outstanding will constitute a quorum. Abstentions and broker non-votes count as shares present for purpose of determining a quorum. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder. The election of Directors will be determined by a plurality of the votes cast at the election. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2007, will require affirmative votes by a majority of the votes present at the meeting.

Only votes “FOR” or “WITHHELD” affect the outcome of the election of Directors. With respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2007, abstentions have the effect of a negative vote.

A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. Broker non-votes will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting, and they are not counted as shares voting with respect to any matter on which the broker has not voted expressly.

Item 1 — Proposal to Vote For Election of Directors

Our Board unanimously recommends a vote FOR the election of all three nominees for Class II Directors with terms expiring at the 2010 Annual Meeting of Stockholders. Class II Director nominees are Sandra Beach Lin, Robert J. Tarr, Jr. and Kenneth L. Way.

If you return your signed proxy card but do not indicate on the proxy card how you wish to vote, your shares will be voted for the election of Ms. Beach Lin and Messrs. Tarr and Way, unless authority to vote for one or more of the nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a Director for any reason, the proxy will be voted for the election of any substitute nominee designated by our Board.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR
THE ELECTION OF EACH OF THE CLASS II DIRECTOR NOMINEES.

BOARD OF DIRECTORS

From January to May 2006, our Board consisted of 11 members divided into three classes. Steven A. Raymund and Lynn M. Utter were appointed as Class I Directors as of January 1, 2006. Effective May 17, 2006, Class I Directors, Michael J. Cheshire and James A. Stern, retired from our Board and did not stand for re-election, and the Board was reduced to nine members. The recently appointed Directors, Mr. Raymund and Ms. Utter, were presented to our stockholders for confirmation at the May 2006 Annual Meeting.

The terms of office of the three classes of Directors (Class I, Class II, and Class III) end in successive years. The current term of the Class II Directors expires this year, and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2010. The terms of the Class I and Class III Directors do not expire until 2009 and 2008, respectively.

Currently, the Board has nine Directors and is divided into three classes serving staggered, three-year terms. Should all nominees be elected as indicated in the proposal above, the following is the complete list of individuals which will comprise our Company’s Board of Directors following the Annual Meeting. The following chart includes the Directors’ ages, the year they began service as a Director, and current committee assignments.

		Director
Name	Age	Since	Committee Appointment

Sandra Beach Lin	49	2002	Audit, Nominating and Governance

Roy W. Haley	60	1994	Executive
George L. Miles, Jr.	65	2000	Nominating and Governance*

Steven A. Raymund	51	2006	Audit, Executive
James L. Singleton	51	1998	Compensation, Executive*

Robert J. Tarr, Jr.	63	1998	Audit*, Nominating and Governance
Lynn M. Utter	44	2006	Compensation, Nominating and Governance

William J. Vareschi	64	2002	Audit, Executive
Kenneth L. Way **	67	1998	Compensation*

*	Chairman of the Committee

**	Presiding Director

Class II Directors — Present Term Expires in 2007

Sandra Beach Lin has been a Group Vice President of Specialty Materials and Converting, a $1.4 billion global business unit of Avery Dennison Corporation since 2005. Ms. Beach Lin provides strategic leadership for this operating group comprised of the Graphics & Reflective, Specialty Tape, Performance Polymers, Specialty Converting and Performance Films divisions. Before joining Avery Dennison, Ms. Beach Lin was President of Alcoa Closure Systems International from 2002 to 2005. Earlier, she was President of Bendix Commercial Vehicle Systems and Vice President and General Manager, Specialty Wax and Additives, both divisions of Honeywell International. Ms. Beach Lin has spent several years in Asia managing businesses in that region. She is also a member of the Committee of 200.

Robert J. Tarr, Jr. is a professional director and private investor. He is also a special partner of Chartwell Investments, LLP, a private equity firm. He was the Chairman, Chief Executive Officer and President of HomeRuns.com, Inc. from February 2000 to September 2001. Prior to joining HomeRuns.com, he worked for more than 20 years in senior executive roles for Harcourt General, Inc., a large, broad-based publishing company, including six years as President, Chief Executive Officer and Chief Operating Officer of Harcourt General, Inc. (formerly General Cinema Corporation) and The Neiman Marcus Group, Inc., a high-end specialty retail store and mail order business.

Kenneth L. Way served as Chairman of Lear Corporation from 1988 to 2003, and has been affiliated with Lear Corporation and its predecessor companies for 36 years in engineering, manufacturing, and general management capacities. Mr. Way retired on January 1, 2003. Mr. Way is also a director of Comerica, Inc., CMS Energy Corporation, and Cooper Standard Automotive, Inc.

Class III Directors — Present Term Expires in 2008

Roy W. Haley has been Chief Executive Officer of the Company since February 1994, and Chairman of the Board since 1998. From 1988 to 1993, Mr. Haley was an executive at American General Corporation, a diversified financial services company, where he served as Chief Operating Officer, as President and as a director. Mr. Haley is also a director of United Stationers, Inc. and Cambrex Corporation. He currently serves as a director of the Federal Reserve Bank of Cleveland and was former Chairman of the Pittsburgh Branch of the Federal Reserve Bank of Cleveland.

George L. Miles, Jr. has been President and Chief Executive Officer of WQED Multimedia since September 1994. Mr. Miles is also a director of Equitable Resources, Chester Engineers, Inc., HFF, Inc., University of Pittsburgh, UPMC, Harley-Davidson, Inc., and American International Group, Inc.

James L. Singleton currently runs his own private corporate finance consulting firm, JLS Advisors LLC, and is the former President and founding partner of The Cypress Group LLC, where he served as President from 1994 to 2005. Prior to founding Cypress, he was a Managing Director in the Merchant Banking Group at Lehman Brothers. Mr. Singleton is also a director of Williams Scotsman International, Inc. and the L.P. Thebault Company.

Class I Directors — Present Term Expires in 2009

Steven A. Raymund has been employed by Tech Data Corporation since 1981. He served as Chief Executive Officer from January 1986 until retiring in October 2006, but continues to serve as Tech Data’s Chairman of the Board of Directors (April 1991-present). Mr. Raymund is also a director of Jabil, Inc. and serves on the Board of Advisors for the

Moffitt Cancer Center and the Board of Visitors for Georgetown University’s School of Foreign Service.

Lynn M. Utter is Chief Strategy Officer for Coors Brewing Company, a position which she has held since 2003, and has held a number of operating positions since she joined the brewer in 1997. Prior to joining Coors, Utter’s experience includes six years with Frito-Lay and four years with Strategic Planning Associates. Utter serves as a Trustee for Mile High United Way and sits on several development boards at The University of Texas and Stanford University.

William J. Vareschi retired as Chief Executive Officer of Central Parking Corporation in May 2003. Before joining Central Parking Corp., his prior business career of more than 35 years of service was spent with the General Electric Company, which he joined in 1965. He held numerous financial management positions within GE, including Chief Financial Officer for GE Plastics Europe (in the Netherlands), GE Lighting (Cleveland, Ohio), and GE Aircraft Engines (Cincinnati, Ohio). In 1996, Mr. Vareschi became President and Chief Executive Officer of GE Engine Services, a position he held until his retirement in 2000. Mr. Vareschi also serves on the Board of Directors of WMS International.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of December 31, 2006, are set forth below.

Name	Age	Position

Roy W. Haley	60	Chairman and Chief Executive Officer

John J. Engel	44	Senior Vice President and Chief Operating Officer
Stephen A. Van Oss	52	Senior Vice President and Chief Financial and Administrative Officer

Daniel A. Brailer	49	Vice President, Treasurer, Legal and Investor Relations
William E. Cenk	49	Vice President, Operations

William M. Goodwin	61	Vice President, Operations
Steven J. Riordan	53	Vice President, Operations

Robert B. Rosenbaum	49	Vice President, Operations
Donald H. Thimjon	63	Vice President, Operations

Ronald P. Van, Jr.	46	Vice President, Operations
Marcy Smorey-Giger	35	Corporate Counsel and Secretary

Set forth below is biographical information for our executive officers listed above, with the exception of Mr. Haley whose biography is provided on the previous page.

John J. Engel has been Senior Vice President and Chief Operating Officer since July 2004. Mr. Engel served from 2003 to 2004 as Senior Vice President and General Manager of Gateway, Inc. From 1999 to 2002, Mr. Engel served as an Executive Vice President and Senior Vice President of Perkin Elmer, Inc. In addition, Mr. Engel was a Vice President and General Manager of Allied Signal from 1994 to 1999 and held various management positions in General Electric from 1985 to 1994.

Stephen A. Van Oss has been Senior Vice President and Chief Financial and Administrative Officer since July 2004 and, from 2000 to July 2004 served as the Vice President and Chief Financial Officer. Mr. Van Oss also served as our Director, Information Technology from 1997 to 2000 and as our Director, Acquisition Management in 1997. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of

Paper Back Recycling of America, Inc. He also held various management positions with Reliance Electric Corporation. Mr. Van Oss is also a director of Williams Scotsman International, Inc. and a member of its audit committee. Additionally, he is a trustee of Robert Morris University and serves on the audit, finance and development committees.

Daniel A. Brailer has been Vice President, Treasurer, Legal and Investor Relations since May 2006 and previously was Treasurer and Director of Investor Relations since March 1999. From 1982 until 1999, Mr. Brailer held various positions at Mellon Financial Corporation, most recently as Senior Vice President.

William E. Cenk has been Vice President, Operations since April 2006. Mr. Cenk served as the Director of Marketing for us from 2000 to 2006. In addition, Mr. Cenk served in various leadership positions for our National Accounts and Marketing groups from 1994 through 1999.

William M. Goodwin has been Vice President, Operations since March 1994. From 1987 to 1994 Mr. Goodwin served as a branch, district and region manager in various locations and also served as Managing Director of WESCOSA, a former Westinghouse-affiliated manufacturing and distribution business in Saudi Arabia.

Steven J. Riordan has been Vice President, Operations since November 2006. From 1996 until 2006, Mr. Riordan was Chief Executive Officer and President of Communications Supply Holdings, Inc., a fully integrated national distributor of network infrastructure products that we acquired in November 2006.

Robert B. Rosenbaum has been Vice President, Operations since September 1998. From 1982 until 1998, Mr. Rosenbaum was the President of the Bruckner Supply Company, Inc., an integrated supply company that we acquired in September 1998.

Donald H. Thimjon has been Vice President, Operations since March 1994. Mr. Thimjon served as Vice President, Utility Group for us from 1991 to 1994 and as Regional Manager from 1980 to 1991.

Ronald P. Van, Jr. has been Vice President, Operations since October 1998. Mr. Van was a Vice President and Controller of EESCO, an electrical distributor that we acquired in 1996.

Marcy Smorey-Giger has been Corporate Counsel and Secretary since May 2004. From 2002 until 2004, Ms. Smorey-Giger served as Corporate Attorney and Manager, Compliance Programs. From 1999 to 2002, Ms. Smorey-Giger was Compliance and Legal Affairs Manager.

CORPORATE GOVERNANCE

Our Board, management and employees are committed to employing sound, ethical corporate governance and business practices. We have corporate governance practices that comply with the New York Stock Exchange (NYSE) listed company standards. Our major corporate governance documents can be accessed on our website at www.wesco.com/governance. You may request a copy of our Corporate Governance Guidelines, Committee charters, Code of Business Ethics and Conduct, Senior Financial Executive Code of Business Ethics and Conduct and related documents at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Corporate Governance Guidelines

Our Corporate Governance Guidelines assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance. The Guidelines are reviewed and revised from time to time in response to changing regulatory requirements and identification of best practices. The Guidelines address the following key topics:

•	Director Qualifications;

•	Significant Changes in Job Responsibilities of Directors;

•	Elected Term;

•	Director Responsibilities;

•	Committees of the Board;

•	Meetings in Executive Session;

•	Director Access to Officers and Employees;

•	Director Compensation;

•	Succession Strategy;

•	Director Orientation and Continuing Education;

•	Evaluation of the Chief Executive Officer; and

•	Annual Performance Evaluation.

We have adopted a Code of Business Ethics and Conduct, referred to as the Code, which applies to all of our employees. The Code covers all areas of professional conduct, including customer relations, conflicts of interest, insider trading, and financial disclosure, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees and Directors are required to annually sign the Code. Employees are required to report any violations or suspected violations of the Code to their supervisors or by using our ethics toll-free hotline. The full text of the Code is available on the corporate governance section of our website at www.wesco.com/governance.

We also have adopted a Senior Financial Executive Code of Business Ethics and Conduct, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller and is signed by these officers on an annual basis. The full text of the Senior Financial Executive Code is available on the corporate governance section of our website at www.wesco.com/governance. We will disclose future amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

Director Independence

Our Board has adopted Corporate Governance Guidelines that meet or exceed the independence standards of the NYSE. Also, as part of our Corporate Governance Guidelines, our Board has adopted categorical standards to assist it in evaluating the independence of each of its Directors. The categorical standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which any relationships are deemed to be not material. In addition, the categorical standards adopted to evaluate the independence of our Directors are attached as Appendix A to this Proxy Statement.

In February 2007 the independence of each Director was reviewed, applying the independence standards set forth in our Governance Policies. The review considered relationships and transactions between each Director and his or her immediate family and affiliates and its management and our independent registered public accounting firm.

Based on this review, our Board affirmatively determined that the following Directors have no relationships with our Company other than as disclosed in this Proxy Statement and are independent as defined in our categorical standards and the independence standards of the NYSE: Ms. Beach Lin, Mr. Miles, Mr. Raymund, Mr. Singleton, Mr. Tarr, Ms. Utter, Mr. Vareschi and Mr. Way. Mr. Raymund’s relationship described under

“Transactions with Related Persons — Related Party Transactions” was determined by our Board to be immaterial because Mr. Raymund does not receive any direct material benefits from Tech Data Corporation’s purchases from us. Mr. Haley is considered an inside Director because of his employment as our Chief Executive Officer (CEO). Additionally, former Directors, Mr. Stern and Mr. Cheshire, who retired in May 2006, were also independent during their service according to the same standards as our current Directors.

Compensation Committee Interlocks

None of our executive officers serve as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, Director or other designee serving as a member of our Board.

Executive Sessions and Presiding Director

During 2006, the non-management members of our Board met in executive session at the conclusion of each regularly scheduled Board of Director’s meeting. From January 1, 2006 through February 7, 2006, Mr. Singleton served as Presiding Director, and effective February 8, 2006, our independent Directors designated Mr. Way as Presiding Director over these executive sessions. The Presiding Director has broad authority to call and conduct meetings of the independent Directors. He is also responsible for planning and conducting the annual evaluation of Board performance and effectiveness.

Annual Performance Evaluation

Our Board and each of our Audit, Compensation and Nominating and Governance Committees conducted an annual self-evaluation during January and February 2007 as required by our Corporate Governance Guidelines and the charters of our Board Committees. The non-management Board of Directors met in executive session in February 2007 to discuss self-evaluations and Board and Committee effectiveness.

Communications with Directors

Our Board has established a process to receive communications from stockholders and other interested parties, and they may communicate with the Chairman of our Audit Committee, Mr. Tarr, or the Presiding Director, Mr. Way, and other non-management members of our Board by confidential e-mail. The applicable e-mail addresses are accessible in the corporate governance section of our website at www.wesco.com/governance under the caption “Contact Our Board.” Our Director of Internal Audit will review all of these communications on a timely basis and will forward all of these communications, other than solicitations, invitations, or advertisements, to the appropriate Board member on a monthly basis. All communications will be made available to our Board on an immediate basis if requested by any member of our Board. Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Director of Internal Audit. Any hard-copy communications received in this manner will be reviewed by the Director of Internal Audit and forwarded to our Board on the same basis as electronic communications.

Our Board members routinely attend our Annual Meeting of stockholders. This provides you with additional opportunities for personal access to our Board. Eight of eleven members of our Board were present at our 2006 Annual Meeting.

Director Nominating Procedures

Our Nominating and Governance Committee, as necessary, seeks to identify potential candidates for nomination as Director and will consider potential candidates identified through professional executive search arrangements, as well as referrals or recommendations by members of our Board, by our management, or by you, our stockholders. Our Nominating and Governance Committee has the sole authority to retain, on terms satisfactory to it, any search firm to be used to identify Director candidates. Our Nominating and Governance Committee has previously retained an executive search firm to assist in identifying qualified Board member candidates.

In considering candidates submitted by you, our stockholders, our Nominating and Governance Committee will take into consideration the needs of our Board along with candidates’ qualifications. To have a candidate considered by the Committee, you must submit the recommendation in writing and must include the following information:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;

•	A description of what would make the proposed candidate a good addition to our Board;

•	A description of any relationship that could affect the proposed candidate’s ability to quantify as an independent Director, including identifying all other public company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;

•	Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee; and

•	The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

You should send the information described above to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates.

Once a person has been identified by our Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information to assess whether the person should be considered further. Generally, if the candidate expresses a willingness to be considered to serve on our Board, our Nominating and Governance Committee will conduct a thorough assessment of the candidate’s qualifications and accomplishments. Our Nominating and Governance Committee follows the same evaluation process for candidates identified by the Committee and any candidate who is recommended by our stockholders.

Stock Ownership Guidelines for all Directors and Executives

In 2004, our Board adopted stock ownership guidelines for all Directors and certain executive officers. Our Directors are expected to maintain beneficial ownership of an amount of equity in our Company equal in fair market value to at least two-times their annual retainer. They have three years from initial election to our Board to achieve this objective. Also, our Chief Executive Officer and each Senior Vice President and Vice President are expected to maintain, while serving in these positions, beneficial ownership of an amount of equity in our Company equal in fair market value to at least four-times and two-times their annual salary, respectively. They have three years from initial appointment to their positions to achieve this objective.

As of December 31, 2006, each of the named executive officers owned our Common Stock valued at more than three times their annual base salary, and Mr. Haley owned our Common Stock valued at more than seventy times his annual base salary.

Succession Strategy

The Chief Executive Officer periodically discusses with our Board the subject of CEO and executive officer succession. The Board continually evaluates certain senior officers of our Company assessing their potential to succeed the Chief Executive Officer and their potential contributions for other senior management positions.

Stockholder Proposals For 2007 Annual Meeting

No stockholder proposals were submitted for consideration by our Board for the 2007 Annual Meeting. Rule 14a-8 of the Exchange Act contains the procedures for including certain stockholder proposals in our Proxy Statement and related materials. Under those rules, the deadline for submitting a stockholder proposal for our 2008 Annual Meeting is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December 24, 2008. For any stockholder proposal received by us no later than 45 days prior to the first anniversary date of the mailing of this Proxy Statement, or March 8, 2008, we may be required to include certain limited information concerning that proposal in our Proxy Statement so that proxies solicited for the 2008 Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

BOARD AND COMMITTEE MEETINGS

Our Board has four standing committees: an Executive Committee, a Nominating and Governance Committee, an Audit Committee, and a Compensation Committee. The full Board held five meetings in 2006. In accordance with Board service appointments, each Director attended 75% or more of the aggregate number of meetings of the full Board held in 2006, with the exception of Mr. Tarr who was unavailable to attend three meetings. In accordance with Committee service appointments, each Director attended 75% or more of the meetings held by any committee of our Board on which she or he served, with the exception of Ms. Beach Lin and Mr. Tarr who were both unavailable to attend one of the three Nominating and Governance Committee meetings.

Executive Committee

Effective January 1, 2006 to February 7, 2006, the Executive Committee consisted of Messrs. Cheshire, Haley, Singleton and Stern, with Mr. Singleton serving as Chairman of the Committee. Due to the appointment of new Directors and the retirements of Mr. Cheshire and Mr. Stern in May 2006, the Committee memberships were reappointed. Effective February 8, 2006 to May 17, 2006, the Committee consists of Messrs. Cheshire, Haley, Raymund, Singleton, Stern, and Vareschi, with Mr. Singleton continuing to serve as Chairman of the Committee. Effective May 17, 2006 to present, the Committee consists of Messrs. Haley, Raymund, Singleton, and Vareschi, with Mr. Singleton serving as the Chairman of the Committee. At all times, with the exception of Mr. Haley, all Committee members are independent Directors according to the independence standards of the NYSE. The Committee may exercise all the powers and authority of the Directors in the management of the business and affairs of our Company and has been delegated authority to exercise the powers of our Board between Board meetings. Our Executive Committee held three meetings in 2006. The Executive Committee operates under a separate charter, which is available on the corporate governance section of our website at www.wesco.com/governance.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of four Directors who are independent under NYSE standards and our categorical Board independence standards, in our Corporate Governance Guidelines. Effective January 1, 2006 to February 7, 2006, the Committee consisted of Ms. Beach Lin and Messrs. Miles, Singleton, and Way, with Mr. Miles serving as Chairman of the Committee. Due to the appointment of new Directors in 2006, the Committee membership was reappointed. Effective February 8, 2006 to present, the Committee consists of Messes. Beach Lin and Utter and Messrs. Miles and Tarr, with Mr. Miles continuing to serve as Chairman of the Committee. At all times, all Committee members are independent Directors according to the independence standards of the NYSE. The Committee is responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors. It is also the responsibility of our Nominating and Governance Committee to review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles. Our corporate governance practices have been reviewed, documented, and made available for public access. Our Nominating and Governance Committee held three meetings in 2006. Our Nominating and Governance Committee operates under a separate charter, which is available on the corporate governance section of our website at www.wesco.com/governance.

Audit Committee

Effective January 1, 2006 to February 7, 2006, the Audit Committee consisted of Ms. Beach Lin and Messrs. Tarr and Vareschi, with Mr. Tarr serving as Chairman of the Committee. Due to the appointment of new Directors in 2006, the Committee membership was reappointed.

Effective February 8, 2006 to present, the Committee consists of Ms. Beach Lin and Messrs. Tarr, Raymund and Vareschi, with Mr. Tarr serving as Chairman of the Committee. At all times, all Committee members are independent Directors according to the independence standards of the NYSE. Our Board has determined that Mr. Tarr is an Audit Committee Financial Expert, as defined under applicable SEC regulations. Our Audit Committee is responsible for: (a) appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with management our year-end operating results; (d) considering the adequacy of our internal accounting and control procedures; (e) reviewing the Annual Report on Form 10-K; and (f) reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence. Our Audit Committee held seven meetings in 2006. Our Audit Committee operates under a written charter, which is available on the corporate governance section of our website at www.wesco.com/governance.

Compensation Committee

Effective January 1, 2006 to February 7, 2006, the Committee consisted of Messrs. Singleton, Stern, Tarr and Way, with Mr. Stern serving as Chairman of the Committee. Due to the appointment of new Directors and Mr. Stern’s retirement in May 2006, the Committee memberships were reappointed. Effective February 8, 2006 to May 17, 2006, the Committee consisted of Messrs. Way, Singleton and Stern and Ms. Utter, with Mr. Way serving as Chairman of the Committee. Effective May 17, 2006 to present, the Committee consists of Messrs. Singleton and Way and Ms. Utter, with Mr. Way serving as Chairman of the Committee. At all times, all Committee members are independent Directors according to the independence standards of the NYSE. Our Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of the Company. In 2006, our Compensation Committee held three meetings. The Committee operates under a separate charter setting forth its duties and responsibilities, which is available on the corporate governance section of our website at www.wesco.com/governance.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 9, 2007, by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Stock, each Director, each of the named executive officers, and all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of April 9, 2007, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

	Shares	Percent
	Beneficially	Owned
Name	Owned(1)	Beneficially

Barclays Global Investors, NA	5,635,636(2)	11.95%
45 Fremont Street San Francisco, CA 94105-2228

FMR Corporation	3,423,366(3)	7.26%
245 Summer Street, 11th Floor Boston, MA 02110
Glenview Capital	2,747,000(4)	5.80%
767 Fifth Avenue, 44th Floor New York, NY 10153

Putnam, LLC d/b/a Putnam Investments	2,544,879(5)	5.40%
One Post Office Square Boston, Massachusetts 02109
Roy W. Haley	1,482,845	3.1%

Stephen A. Van Oss	324,955	*
John J. Engel	241,667	*

Donald H. Thimjon	87,834	*
William M. Goodwin	70,252	*

Robert J. Tarr, Jr.	20,000	*
James L. Singleton	10,000	*

Kenneth L. Way	5,453	*
William J. Vareschi	5,000	*

Steven A. Raymund	3,000	*
Sandra Beach Lin	350	*

All 22 executive officers and Directors as a group	2,447,284	5.1%

*	Indicates ownership of less than 1% of the Common Stock.

(1)	The beneficial ownership of Directors set forth in the foregoing table does not reflect shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors or in settlement of any options or stock appreciation rights (SARs) granted to any such Director under that plan to the extent that those options or SARs may not be exercised or settled within 60 days of April 9, 2007.

(2)	Based on a Schedule 13G filed under the Securities Exchange Act of 1934 by Barclays Global Investors, NA and its affiliates on January 23, 2007.

(3)	Based on a Schedule 13G filed under the Securities Exchange Act of 1934 by FMR Corporation and its affiliates on February 14, 2007.

(4)	Based on a Schedule 13G filed under the Securities Exchange Act of 1934 by Glenview Capital and its affiliates on February 27, 2007.

(5)	Based on a Schedule 13G filed under the Securities Exchange Act of 1934 by Putnam, LLC d/b/a Putnam Investments and its affiliates on February 13, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the fiscal year ended December 31, 2006, there was one late filing for Form 3, for Steve Riordan, the Vice President of Operations for Communication Supply Corporation. There was one late Form 4 filing for Stephen A. Van Oss. There were also two late Form 5 filings. One was for William Goodwin, whose Form 5 was filed for a trust account, and the other was for Stan Baumgartner, the Company’s former Controller, due to late notification of a Common Stock purchase.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

We review all relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Our Company has developed and implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction, based on the facts and circumstances.

The evaluation includes: the nature of
the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement.

Related Party Transactions

During 2006, our customer, Tech Data Corporation, made purchases in the amount of approximately $550,000 of goods and services in the ordinary course of business from Communications Supply Corporation, which was acquired by our Company in November 2006. Our Company’s Director, Steven Raymund, is the current Chairman of Tech Data Corporation. Also, our Company made purchases from our supplier, Coleman Cable, in the amount of $19 million during 2006 and will make purchases estimated at $4 million during the first quarter of 2007. The business relationship between WESCO and Coleman Cable has existed for more than 30 years and, although there is no known direct material benefit to the individuals, the Group Vice President of Electrical Group for Coleman Cable is the spouse of Mr. Ronald Van, our Vice President of Operations. These transactions have been approved by our Company’s senior management.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Board has delegated to the Compensation Committee, composed of independent, non-employee Directors, the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee reviews and approves the compensation and benefit programs for our executive officers on an annual basis. The Committee engages the assistance of outside consultants and uses third-party surveys in its consideration of compensation and benefit levels and incentive plan designs. The surveys include companies having similar revenue, within a cross section of comparably sized, industrial distribution companies, other large distributors and wholesalers, and industrial product manufacturers which are potential competitors for executive talent. The compensation consultant’s recommended peer group for 2006 compensation comparisons included the following 34 companies:

Armstrong World Industries, Inc.
AutoZone, Inc.
Ball Corporation
BorgWarner Inc.
Brady Corporation
The Clorox Company
Cooper Cameron Corporation
Cooper Industries, Inc.
Corn Products International Inc.
Donaldson Company, Inc.
Ecolab Inc.
Engelhard Corporation
FMC Technologies
Fortune Brands, Inc.
The Hershey Company
Ingersoll-Rand Company
Maytag Corporation
Medtronic, Inc.
Milacron Inc.
Molson Coors Brewing Company
Pactiv Corporation
PPG Industries, Inc.
Rockwell Automation
Ryerson Tull, Inc.
Sauer-Danfoss Inc.
Sonoco Products Company
Temple-Inland Inc.
Teradyne, Inc.
Thomas & Betts Corporation
The Timken Company
Valmont Industries, Inc.
Vulcan Materials Company
W.W. Grainger, Inc.
Wm. Wrigley Jr. Company

In addition, the Company and the Board regularly monitor the operational performance and executive compensation for the following nine industrial distribution companies:

Applied Industrial Technologies
Anixter
Arrow
Avnet
Grainger
Kaman
Lawson Products
MSC Industrial Direct
United Stationers

The Compensation Committee reports to the Board on overall compensation and receives specific approval for compensation actions for the CEO and both Senior Vice Presidents.

The Company’s Compensation Program

The objectives of our compensation program for executive officers are to attract, motivate, and reward the high caliber of executive performance required to be successful in the competitive distribution industry. Competent and motivated executives are essential in enhancing positive business results and achieving growth in stockholder value over intermediate and long-term horizons.

The principal components of our executive compensation program for officers consist of base salary, annual incentive bonuses, long-term incentives, health and welfare benefits and a limited number of perquisites. We do not provide post-employment retirement benefits, health and welfare, or supplemental executive retirement benefit programs. Base salary and annual incentive bonuses are set with the goal of attracting executives and adequately compensating and rewarding them for recent performance. Our long-term incentive equity programs are established to provide incentive and reward for the achievement of long-term business objectives, continued service and key talent retention.

Executives have significant amounts of compensation at risk, with annual bonuses and long-term incentives being linked to actual performance. Executives are expected to maintain a significant equity ownership in our Company, aligning the interests of management with those of our stockholders. We believe that our compensation program is appropriate to motivate and retain our executives and to maximize their contribution to the Company over the long term.

Base Salaries

Salaries for executives are reviewed annually, taking into account factors such as overall Company performance in relation to competition and industry circumstances, changes in duties and responsibilities, strategic and operational accomplishments, and individual performance. Mr. Haley, the Chief Executive Officer, makes base salary recommendations to the Compensation Committee for all of the named executive officers, excluding himself.

The Compensation Committee reviews individual salary history for approximately the 25 highest paid executive officers and compares their base salaries to survey data from one or more current consultant studies. Compensation consultant studies provide market data which is evaluated as a means to understand external compensation practices. Compensation trends for companies in the consultant’s peer company comparisons and other companies with attributes similar to our Company are considered in the determination of overall compensation for our executives. From time to time (and not necessarily on an annual basis), the Committee adjusts base salaries for executive officers based on performance, and if appropriate, to reflect competitive pay practices of companies in our peer group based on studies by Hewitt Associates, LLC (referred to as Hewitt), a national executive compensation consulting firm retained by the Compensation Committee for input on executive compensation matters.

In determining increases to base salaries, the Compensation Committee considers the recommendation of Mr. Haley, Company performance, prevailing economic conditions, surveys of competitive companies, requirements for hiring recent additions to management, comparable salary practices of companies within our peer group, and information provided by Hewitt. The Compensation Committee has retained Hewitt in the past as a means for gathering market data, preparing compensation plan reviews, as well as, identifying general trends and practices in executive compensation programs. The Compensation Committee requests that Hewitt gather pertinent compensation data from public, private and foreign-owned peer companies. Hewitt has also made recommendations with respect to Director compensation matters.

During 2006, the Compensation Committee recommended and the Board approved an increase in Mr. Haley’s base salary of $100,000, or 14.3%, to an annualized rate of $800,000 to recognize the superior performance of the Company in 2005 and 2006. Messrs. Engel and Van Oss each received a 10% increase, and Mr. Thimjon a 6% increase, each in accordance with their salary histories, individual performances and competitive position of their respective salaries. Mr. Goodwin received a 5.5% increase in early 2007, but no increase in base salary during 2006.

Annual Cash Incentive Bonus Awards

Annual Incentive Plans.  Cash bonuses are awarded for achievement of strategic, financial, operational, and human resources objectives of our Company. Annual incentives are designed to provide compensation that approximates market median awards for achieving planned performance and to provide increased incentive awards for exceptional performance. Actual performance in excess of plan can result in cash bonus awards of 50-100% of base salaries for executive officers. Mr. Haley’s award for above-plan performance can range from 100-200% of base salary. For performance below plan levels, incentive bonuses for executive officers are reduced to a level of 0-50% of base salary.

Annually, the Board reviews and approves the Company’s performance criteria and financial and operational targets for the upcoming fiscal year. The Company’s incentive bonus plans are based on formulas that combine sales performance, profitability margins, improvements over prior year actual results, return on capital, and other strategic and operational goals. The structure and approach for incentive compensation have been in place for more than five years. Standards are changed periodically to reflect higher performance expectations. During 2006, the standards were increased to reflect economic activity and our Company’s plan for higher levels of financial performance for the year. The Compensation Committee has discretion and authority to increase or decrease actual incentive awards given in any year to reflect specific circumstances and performance.

For the Chief Executive Officer, Mr. Haley, the maximum annual incentive opportunity is 200% of his base salary. All other named executive officers’ maximum annual incentive opportunity is 100% of their base salary. Cash bonus incentive awards granted for 2006 performance reflect financial and operational achievements, which significantly exceeded targeted performance levels. Two significant metrics, sales and operating profit, were 20.3% and 74.4% above 2005 results, respectively. Based on this performance, the named executive officers received the following incentive for the performance period ended December 31, 2006: Mr. Haley, $1,600,000; Mr. Van Oss, $495,000; Mr. Engel, $495,000; Mr. Goodwin, $265,000; and Mr. Thimjon, $248,000.

Value Acceleration Program.  In early 2006, the Compensation Committee gave final approval to a one-year Value Acceleration Program (VAP) to focus management’s attention and talent on increasing corporate-wide EBITDA (earnings before interest, tax, depreciation and amortization) and other performance criteria that are believed to contribute to driving overall stockholder value. The 2006 program had a potential maximum incentive payout of $2.8 million of which a payout of $2.2 million was made to 184 of the approximately 315 eligible participants.

Based on 2006 EBITDA performance, which was 72% over 2005 actual results, the following Value Acceleration Program cash incentives were paid: Mr. Haley, $200,000; Mr. Van Oss, $80,000; Mr. Engel, $80,000; Mr. Goodwin, $40,000; and Mr. Thimjon, $40,000.

Perquisites

During 2006, there were limited perquisites provided to the named executive officers. Perquisites provided to named executive officers in 2006 included a vehicle allowance and select club memberships. The Compensation Committee determined that it was in its best interest to continue providing these perquisites as part of a competitive pay package and for Company benefit associated with business-related meetings and entertainment. In 2006, certain named executive officers and their spouses participated in a sales force incentive trip with a key supplier, and the Company paid the cost of the trip for the spouses.

Stock Based Awards

The Company has sponsored four stock based award plans, the 1999 Long-Term Incentive Plan (referred to as LTIP), the 1998 Stock Option Plan, the Stock Option Plan for Branch Employees, and the 1994 Stock Option Plan. The LTIP was designed to be the successor plan to all prior plans. At the Annual Stockholders’ meeting held May 21, 2003, the Stockholders voted to approve the Company’s LTIP as amended and restated. The LTIP is administered by the Compensation Committee which determines the eligibility for and amount of granted equity awards. Outstanding options under prior plans will continue to be governed by their existing terms, which are substantially similar to the LTIP. Any remaining shares reserved for future issuance under the prior plans are available for issuance under the LTIP. We have expensed stock option grants under Statement of Financial Accounting Standards 123, Share-Based Payment (SFAS 123) since 2003, and adopted SFAS 123, as revised, in 2004 (SFAS 123R) beginning in 2006.

The Compensation Committee may grant stock options, stock appreciation rights (referred to as SARs), restricted stock, restricted stock units, performance awards, and other incentive awards under the LTIP. The Compensation Committee and the Board of Directors believe that stock options and SARs are the most effective forms of equity awards for linking management performance and stockholder value creation. Since its formation in 1993, our Company has not issued to any member of management restricted stock or any form of phantom stock or performance shares.

An initial reserve of 6,936,000 shares of Common Stock was authorized for issuance under the LTIP. This reserve automatically increases by (i) the number of shares of Common Stock covered by unexercised options and SARs granted under prior plans that are cancelled or terminated after the effective date of the LTIP, and (ii) the number of shares of Common Stock surrendered by employees to pay the exercise price and/or minimum withholding taxes in connection with the exercise of stock options or SARs granted under our prior plans.

Awards vest and become exercisable once criteria based on time or financial performance (EBITDA margin targets) are achieved. If the financial performance criteria are not met, all such performance vesting options will vest after nine years and nine months from their grant date. All awards vest immediately in the event of a change in control. Each award terminates on the tenth anniversary of its grant date unless terminated sooner under certain conditions. All awards under the Company’s stock incentive plans are issued at the closing price of our Common Stock on the grant date.

Our officers and employees, including all of the named executive officers, are eligible to receive stock-based awards under the LTIP. The LTIP is designed to align the interests of officers and employees receiving awards with those of stockholders by providing an incentive to contribute to the long-term goals of the Company. We believe that equity-based compensation assists in attracting and retaining qualified employees and provides them with additional incentive to devote their best efforts to pursue and sustain the Company’s long-term performance and enhance the value of our Company for the benefit of its stockholders.

Equity awards in 2006 consisted only of SARs. We believe that SARs encourage management to achieve long-term goals as they only have value to the recipient if there are gains in the stock price, benefiting all stockholders. SARs entitle the participant to receive, upon exercise, a payment equal to (i) the excess of the fair market value of a share of Common Stock on the exercise date over the exercise price of the SARs, times (ii) the number of shares of Common Stock with respect to which the SARs are exercised. Upon exercise of a SAR, payment is made in shares of Common Stock. The 2006 SARs vest ratably over three years.

Grants of SARs to the named executive officers are allocated from a pool of stock that is established by the Compensation Committee each year. For 2006, the pool was approximately equal to 1% of the outstanding stock of the Company. With respect to all of the named executive officers other than himself, the Chief Executive Officer makes grant recommendations to the Compensation Committee based on individual executive’s performance and input on competitive market data from Hewitt. The Compensation Committee then considers the Chief Executive’s recommendations and Hewitt’s analysis in making its grant determinations. With respect to the Chief Executive Officer, the Compensation Committee, in its sole discretion, determines the amount of his grant which is presented to and approved by the Board. The Committee has discretion and authority to increase or decrease actual awards given in any year to reflect specific circumstances and performance.

It has been the recent practice of the Compensation Committee to issue equity awards annually, on or about July 1st of each year. Awards are generally determined several weeks prior to grant date and do not conflict with any material events such as an earnings release that could cause the stock price to be artificially high or low. In 2006, awards to approximately 106 employees, including the named executive officers, were made at the regularly scheduled May Compensation Committee meeting, with the effective grant dates set as July 1, 2006. The SARs awarded July 1, 2006, have a grant price of $69.00, the closing price of our Common Stock on June 30, 2006. The expiration date is July 1, 2016.

Retirement Savings

The Company maintains a 401(k) Retirement Savings Plan for all eligible employees, including the named executive officers. In 2006, the Company provided two types of 401(k) plan contributions with respect to eligible employees. The Company matched employee contributions at a rate of $0.50 per $1.00 up to 6% of eligible compensation. Additionally, a discretionary Company contribution was made in 2006 based on Compensation Committee established performance criteria. The Company has made discretionary contributions in six of the past ten years. When discretionary payments are made to the 401(k) plan, the contribution amount is based on age and years of service and varies from 1-7% of an employee’s annual base salary.

The Company also maintains an unfunded deferred compensation plan for a group of qualifying management or highly compensated employees, including the named executives, under certain provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Participants may defer a portion of their salary and are eligible for a Company match, at a rate of $0.50 per $1.00, up to 6% of eligible compensation deferred after surpassing the Company’s 401(k) Retirement Savings Plan qualified contribution limit. Earnings are credited to employees’ accounts based on their selection from offered investment funds. Notwithstanding any provision of the Deferred Compensation Plan or benefit election made by any participant deemed to be a key employee, benefits payable under the Deferred Compensation Plan will not commence until six months after the key employee’s separation from employment.

The Company does not have a defined benefit or supplementary retirement plan nor does it provide for post-retirement health benefits.

Health and Welfare Benefits

The Company’s health benefits are provided to all full-time permanent employees, including the named executive officers, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. The Company’s health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs and to validate that benefit levels approximate the median value provided to employees of peer companies.

Employment Agreements

Employment Agreement with the Chief Executive Officer.  We have an employment agreement with Mr. Haley providing for a rolling employment term of three years. Under this agreement, Mr. Haley is entitled to an annual base salary of at least $500,000, the actual amount of which may be adjusted by our Board from time to time, and an annual incentive bonus equal to a percentage of his annual base salary ranging from 0% to 200%. The actual amount of Mr. Haley’s annual incentive bonus will be determined based upon our financial performance as compared to the annual performance objectives established for the relevant fiscal year. The parameters of Mr. Haley’s employment agreement which address termination or change in control are addressed in the next section entitled “Severance or Change in Control Agreements.”

Employment Agreements with the Chief Operating Officer and the Chief Financial Officer.  We have employment agreements with each of Mr. Engel and Mr. Van Oss which are substantially similar. The agreements provide for an employment term of two years, subject to automatic renewals for an additional year as of each annual anniversary of the agreement. The agreements provide that Mr. Engel and Mr. Van Oss are entitled to an annual base salary of at least $450,000, subject to adjustment by our Board, and incentive compensation under our incentive compensation and other bonus plans for senior executives in amounts ranging from 0% to 100% their annual base salary, based upon our achievement of earnings, sales growth and return on investment or other performance criteria established by our Compensation Committee. The parameters of Mr. Engel’s and Mr. Van Oss’ employment agreements which address termination or change in control are addressed in the next section entitled “Severance or Change in Control Agreements.”

Severance or Change in Control Agreements

Severance Agreement with the Chief Executive Officer.  Pursuant to the employment agreement with Mr. Haley, if his employment is terminated by us without “cause,” by Mr. Haley for “good reason” or as a result of Mr. Haley’s death or disability, Mr. Haley is entitled to continued payments of his average annual base salary and his average annual incentive bonus, reduced by any disability payments, for the three-year period, or in the case of a termination due to Mr. Haley’s death or disability, the two-year period, following termination, and continued welfare benefit coverage for the two-year period following termination. In addition, in the event of any such qualifying termination, all outstanding equity held by Mr. Haley will become fully vested.

The agreement further provides that, in the event of the termination of Mr. Haley’s employment by us without “cause” or by Mr. Haley for “good reason,” in either case, within the two-year period following a “change in control” of our Company, in addition to the termination benefits described above, Mr. Haley is entitled to receive continued welfare benefit coverage and payments in lieu of additional contributions to our 401(k) Retirement Savings Plan and Deferred Compensation Plan for the three-year period following the “change in control.” We have agreed to provide Mr. Haley with an excise tax gross up totaling 100% with respect to any excise taxes Mr. Haley may be obligated to pay pursuant to Section 4999 of the United States Internal Revenue Code of 1986 on any excess parachute payments. In addition, following a “change in control,” Mr. Haley is entitled to a minimum annual bonus equal to 50% of his base salary, and the definition of “good reason” is modified to include certain additional events. The agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions. Detailed calculations for Mr. Haley’s termination benefits are included in the table entitled “Potential Payments Upon Termination or Change in Control.”

Severance Agreements with the Chief Operating Officer and the Chief Financial Officer.  In accordance with the employment agreements with each of Mr. Engel and Mr. Van Oss, which are substantially similar, if either’s employment is terminated by reason of his death, we will pay the amount of his accrued but unpaid base salary through his date of death, any accrued incentive compensation, any other reimbursable amounts, and any payments required to be made under our employee benefit plans or programs. If Mr. Engel’s or Mr. Van Oss’ employment is terminated by reason of disability, he will continue to receive his base salary and all welfare benefits through the date of disability, offset by the amount of any disability income payments provided under our disability insurance. If Mr. Engel’s or Mr. Van Oss’ employment is terminated by us without “cause” or by him for “good reason,” he is entitled to his accrued but unpaid base salary through the date of termination, a cash amount equal to his pro rata incentive compensation for the fiscal year in which the termination occurs, monthly cash payments equal to 1.5 times his monthly base salary as of the date of termination for eighteen months following the date of termination, and continued welfare benefit coverage for the two years. In such event, all equity, except those that will remain unvested due to specified operational or financial performance criteria not being satisfactorily achieved, will become fully vested, and we will continue to pay the full cost of his COBRA continuation coverage. If Mr. Engel’s or Mr. Van Oss’ employment is terminated within one year following a “change in control” of our Company, a cash amount equal to 1.5 times his monthly base salary will be paid in monthly installments for 24 months. We have agreed to provide Mr. Engel and Mr. Van Oss with a partial excise tax gross up with respect to any excise taxes they may be obligated to pay. The agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions. Detailed calculations for Mr. Engel’s and Mr. Van Oss’s benefits are included in the table entitled “Potential Payments Upon Termination or Change in Control.”

Severance for Vice Presidents.  During 2006, our Board adopted the WESCO Distribution, Inc. 2006 Severance Plan which was an update to a prior plan and provides severance benefits to all eligible employees, not limited to executives. In accordance with the WESCO Distribution, Inc. 2006 Severance Plan, an involuntary not for cause termination provides up to 52 weeks of base pay determined by completed years of service. Benefits in the amounts of $275,000 and $265,000 would be paid to Messrs. Goodwin and Thimjon, respectively, assuming a termination date of December 31, 2006. Additionally, in accordance with the agreements governing option and SAR grants for all employees who have received equity awards, in the event of a change in control, all stock options become fully vested for a compensation value of $812,359 and $836,894 for Messrs. Goodwin and Thimjon, respectively, assuming that the date of the change in control is December 31, 2006. Messrs. Haley, Van Oss and Engel do not participate in this plan because the benefits otherwise provided are superseded by their respective employment agreements.

Deductibility of Executive Compensation

The Company intends to ensure that compensation paid to its executive officers is within the limits of, or exempt from, the deductibility limits of Section 162(m) of the Internal Revenue Code and expects that all compensation will be deductible. However, it reserves the right to pay compensation that is not deductible if it determines that to be in the best interests of the Company and its stockholders. Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s named executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria). For 2006, the payments for the annual incentive awards were designed to satisfy the requirements for deductible compensation.

As required under the tax rules, the Company must obtain shareowner approval every five years of the material terms of the performance goals for qualifying performance-based compensation. We last received approval in 2003 at the time the Company’s 1999 Long Term Incentive Plan, as amended and restated, was approved by stockholders.

Conclusions

The Committee’s goal is to maintain compensation and benefit programs that are competitive within the distribution industry and clearly linked to stockholder value. The Committee believes that the 2006 compensation levels as disclosed in this Proxy Statement are reasonable and appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in our Proxy Statement, and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Respectfully Submitted:

The Compensation Committee

Kenneth L. Way, Chairman
James L. Singleton
Lynn M. Utter

DIRECTOR COMPENSATION

Independent members of the Board of Directors receive compensation in the form of an annual retainer and an annual equity award. Directors have the ability to defer up to 100% of the retainer. During 2006, non-employee Directors received an annual retainer of $50,000, payable in shares of our Common Stock or a combination of cash and shares of our Common Stock (of which a maximum of 50% may consist of cash) at each Director’s election. The Chair of our Audit Committee receives an additional fee of $10,000 payable annually. Board compensation levels have not changed for fiscal years 2006 and 2007. In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings. Members of our Board who are also our employees do not receive compensation for their services as Directors.

Effective January 1, 2000, we established the Deferred Compensation Plan for Non-Employee Directors under which non-employee Directors can elect to defer 25% or more of their annual retainer. Amounts deferred under this arrangement are converted into stock units which are credited to an account in the Director’s name. For purposes of determining the number of stock units credited to a Director for a particular year, we use the average of the high and low trading prices of our Common Stock on the first trading day in January of that year. Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made. All distributions will be made or begin as soon as practical after January 1 of the year following the Director’s termination of Board service. In addition, as of each July 1, each continuing non-employee Director receives a non-qualified stock appreciation right (SAR) to purchase shares of our Common Stock. The exercise price of these SARs are equal to the fair market value per share of our Common Stock on the date of grant. A non-employee Director’s SARs vest on the third anniversary of the date of grant. If a Director’s Board service ends as a result of a scheduled Board term expiration, then all of the Director’s equity will vest in full. If a Director’s Board service is terminated prior to a normal termination date, then unvested equity is forfeited. Prior to July 1, 2005, Directors received equity compensation in the form of stock options. It was determined at the May 17, 2006 Board meeting to award 2,500 SARs to each Director for 2006. The SARs awarded July 1, 2006, have an exercise price of $69.00, the closing price of our Common Stock on June 30, 2006, and a fair market value of $30.78 per share. The expiration date is July 1, 2016.

DIRECTOR COMPENSATION FOR 2006

	Fees Earned
	or Paid	Option
Name	In Cash(1)	Awards(2)	Total

Beach Lin	$50,000	$60,251	$110,251
Cheshire	$25,000	$47,424	$72,424
Miles	$50,000	$60,251	$110,251
Raymund	$50,000	$12,827	$62,827
Singleton	$50,000	$12,827	$62,827
Stern	$25,000	$0	$25,000
Tarr	$60,000	$60,251	$120,251
Utter	$50,000	$12,827	$62,827
Vareschi	$50,000	$60,251	$110,251
Way	$50,000	$60,251	$110,251

(1)	Represents the amount of the Director’s annual retainer. Messrs. Cheshire and Stern received one-half of the annual retainer as compensation for their services through May 17, 2006.

(2)	Represents equity related compensation costs recognized in our financial statements for the fiscal year ended December 31, 2006, with respect to awards granted in previous years beginning in 2003 through year 2006. All equity awards prior to 2003 had no impact on compensation expense in 2006. These SAR awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 13 to our financial statements for the year ended December 31, 2006, which is located on Page 69 of our Annual Report on Form 10-K. All the equity awards were granted under our 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders. On July 1, 2006, each Director was awarded 2,500 SARs with a grant date fair market value of $30.78 per SAR.

DIRECTOR OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
	Option	Unexercised	Unexercised	Option	Option
	Grant	Options	Options	Exercise	Expiration
Name	Date(1)(2)	Exercisable	Un-Exercisable	Price	Date

Beach Lin	7/01/2003	5,000	—	$6.75	7/01/2013
	7/01/2004	—	5,000	$17.90	7/01/2014
	7/01/2005	—	5,000	$31.65	7/01/2015
	7/01/2006	—	2,500	$69.00	7/01/2016
Total:		5,000	12,500

Miles	7/01/2003	5,000	—	$6.75	7/01/2013
	7/01/2004	—	5,000	$17.90	7/01/2014
	7/01/2005	—	5,000	$31.65	7/01/2015
	7/01/2006	—	2,500	$69.00	7/01/2016
Total:		5,000	12,500

Raymund	7/01/2006	—	2,500	$69.00	7/01/2016
Total:		—	2,500
Singleton	7/01/2006	—	2,500	$69.00	7/01/2016
Total:		—	2,500

Tarr	7/01/2002	5,000	—	$6.40	7/01/2012
	7/01/2003	5,000	—	$6.75	7/01/2013
	7/01/2004	—	5,000	$17.90	7/01/2014
	7/01/2005	—	5,000	$31.65	7/01/2015
	7/01/2006	—	2,500	$69.00	7/01/2016
Total:		10,000	12,500

Utter	7/01/2006	—	2,500	$69.00	7/01/2016
Total:		—	2,500

Vareschi	7/01/2003	5,000	—	$6.75	7/01/2013
	7/01/2004	—	5,000	$17.90	7/01/2014
	7/01/2005	—	5,000	$31.65	7/01/2015
	7/01/2006	—	2,500	$69.00	7/01/2016
Total:		5,000	12,500

Way	7/01/2003	5,000	—	$6.75	7/01/2013
	7/01/2004	—	5,000	$17.90	7/01/2014
	7/01/2005	—	5,000	$31.65	7/01/2015
	7/01/2006	—	2,500	$69.00	7/01/2016
Total:		5,000	12,500

(1)	Grants beginning July 1, 2005 are SARs. Grants prior to July 1, 2005 are stock options.

(2)	All SAR awards to non-employee Directors cliff vest on the third anniversary of the date of grant and expire ten years from the grant date.

SUMMARY COMPENSATION TABLE

Name and				Option	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Compensation(3)	Total

Haley, CEO	2006	$775,000	$1,800,000	$2,768,825	$204,645	$5,548,470
Van Oss, CFO	2006	$472,500	$575,000	$976,135	$88,493	$2,112,128
Engel, COO	2006	$472,500	$575,000	$916,569	$63,050	$2,027,119
Goodwin, VP	2006	$275,000	$305,000	$350,553	$66,327	$996,880
Thimjon, VP	2006	$255,000	$288,000	$375,082	$63,188	$981,270

(1)	Represents bonus amounts which reflect compensation earned in year 2006, but approved and paid in year 2007, in the amounts of $1,600,000, $495,000, $495,000, $265,000 and $248,000 for Messrs. Haley, Van Oss, Engel, Goodwin, and Thimjon, respectively. Also includes amounts paid under our special one-year Value Acceleration Program (VAP). See page 17 for a description of our annual incentive bonus program and the VAP.

(2)	Represents compensation costs recognized in our financial statements for the fiscal year ended December 31, 2006, with respect to awards granted in previous years beginning in 2003 through year 2006. All equity awards prior to 2003 had no impact on compensation expense in 2006. These SAR awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 13 to our financial statements for the year ended December 31, 2006, which is located on Page 69 of our Annual Report on Form 10-K. All the equity awards were granted under our 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(3)	See the All Other Compensation For 2006 Table for additional information.

ALL OTHER COMPENSATION FOR 2006

The following table describes each component of the All Other Compensation in the Summary Compensation Table.

			Payments
			Relating to
			Employee
	Other	Auto	Retirement	Tax
NEO	Benefits(1)	Allowance(2)	Savings Plan(3)	Payments(4)	Total

Haley	$9,036	$12,000	$179,751	$3,858	$204,645
Van Oss	$7,339	$12,000	$66,633	$2,522	$88,493
Engel	$1,290	$12,000	$49,575	$185	$63,050
Goodwin	$1,290	$12,000	$52,859	$179	$66,327
Thimjon	—	$12,000	$51,188	—	$63,188

(1)	This column reports the total amount of other benefits provided, none of which exceeded $10,000 for the named executive officer. These other benefits include (a) Company-paid travel for the executive’s spouse, and (b) club dues.

(2)	Represents a $1,000 monthly automobile allowance.

(3)	Includes (a) Company matching contributions to the named executive officer’s 401(k) Retirement Savings Plan account and Deferred Compensation Plan account within limitations imposed by IRS rules, and (b) discretionary Company contributions to the named executive officer’s 401(k) Retirement Savings Plan account and Deferred Compensation Plan per program guidelines and as approved by the Board.

(4)	Represents “Gross-Up Payments” to the named executive officers for taxes on reportable income resulting from Company-paid benefits including club dues and spousal travel expenses.

NONQUALIFIED DEFFERED COMPENSATION FOR 2006

The table below provides information on the non-qualified deferred compensation of the named executives in 2006.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contribution	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY(1)	in Last FY(2)	in Last FY(3)	Distributions	at Last FYE(4)

Haley	$237,500	$167,138	$179,209	0	$2,077,702
Van Oss	$180,500	$50,027	$89,261	0	$804,756
Engel	$60,150	$37,069	$13,080	0	$158,418
Goodwin	$60,000	$32,717	$46,178	0	$459,983
Thimjon	$28,800	$30,519	$38,170	0	$335,704

(1)	Reflects participation by the named executive officers in the Deferred Compensation Plan during 2006, including deferral of portions of both base salary and incentive compensation. The named executive officers cannot withdraw any amounts from their deferred compensation balances until termination, retirement, death or disability with the exception that the Compensation Committee may approve an amount (“hardship withdrawal”) necessary to meet unforeseen needs in the event of an emergency.

(2)	Amounts in this column are reported as compensation in the “All Other Compensation” column of the Summary Compensation Table on page 26, and the All Other Compensation Table on page 26. Reflects Company contributions credited on an unfunded basis to the account of the named executive officers in 2006. Company contributions are comprised of the following two components: (1) 50% match of participant deferrals (with the match not to exceed 3% of compensation) less the Company match contribution to the 401(k) Retirement Savings Plan, and (2) Company discretionary contributions to the 401(k) Retirement Savings Plan in the absence of IRS limitations less the actual Company discretionary contribution to the 401(k) Retirement Savings Plan.

(3)	Reflects investment returns or earnings calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the Company’s 401(k) Retirement Savings Plan and notably do not include Company stock.

(4)	Based upon years of service to the Company, Mr. Haley, Mr. Van Oss, Mr. Goodwin and Mr. Thimjon are each fully vested in the aggregate balance of their respective accounts at last year end. Mr. Engel is 0% vested in the Company contribution account portion of his aggregate balance based upon completed years of service, yielding an unvested balance of $57,380.

GRANTS OF PLAN-BASED AWARDS FOR 2006

		All Other Option	Exercise or
		Awards: Number of	Base Price of	Full Grant
	Grant	Securities Underlying	Option Awards	Date Fair
Name	Date	Options(1)	($/SH)(2)	Value(3)

Haley	7/01/06	100,000	$69.00	$3,078,000
Van Oss	7/01/06	37,500	$69.00	$1,154,250
Engel	7/01/06	37,500	$69.00	$1,154,250
Goodwin	7/01/06	8,500	$69.00	$261,630
Thimjon	7/01/06	8,500	$69.00	$261,630

(1)	Represents the number of SARs granted in 2006 to the named executive officers. These SARs will vest and become exercisable ratably in three equal annual installments beginning on July 1, 2007, which is one year after the grant date.

(2)	Represents the exercise price for the SARs granted, which was the closing price of our Company stock on June 30, 2006, in accordance with Compensation Committee action on May 17, 2006.

(3)	Represents the full grant date fair value of SARs under Financial Accounting Standards No. 123R (referred to as “FAS 123R”) granted to the named executive officers. The full grant date fair value is the amount that the Company would expense in its financial statements over the awards vesting schedule without adjustment for forfeitures. Fair value is calculated using the Black Scholes value on the grant date of $30.78, and is accounted for in accordance with FAS 123R. For additional information on the valuation assumptions, refer to Note 13 of the Company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006. These amounts reflect the Company’s accounting expense and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
	Option	Unexercised	Unexercised	Option	Option
	Grant	Options	Options	Exercise	Expiration
Name	Date	Exercisable	Un-Exercisable	Price	Date

Haley	08/06/1998	211,875	325,125	$10.75	08/06/2008
	05/11/2000	100,000	—	$9.875	05/11/2010
	12/21/2001	100,000	—	$4.50	12/21/2011
	08/22/2003	300,000	—	$5.90	08/22/2013
	09/29/2004	133,333	66,667	$24.02	09/29/2014
	07/01/2005	66,667	133,333	$31.65	07/01/2015
	07/01/2006	—	100,000	$69.00	07/01/2016
Total:		911,875	625,125

Van Oss	08/06/1998	—	26,010	$10.75	08/06/2008
	05/11/2000	27,500	—	$9.875	05/11/2010
	10/23/2000	22,500	—	$9.3125	10/23/2010
	12/21/2001	50,000	—	$4.50	12/21/2011
	08/22/2003	70,000	—	$5.90	08/22/2013
	09/29/2004	46,667	23,333	$24.02	09/29/2014
	07/01/2005	25,000	50,000	$31.65	07/01/2015
	07/01/2006	—	37,500	$69.00	07/01/2016
Total:		241,667	110,833
Engel	07/14/2004	66,667	33,333	$16.82	07/14/2014
	07/14/2004	100,000	—	$16.82	07/14/2014
	07/01/2005	25,000	50,000	$31.65	07/01/2015
	07/01/2006	—	37,500	$69.00	07/01/2016
Total:		191,667	120,833

Goodwin	08/06/1998	—	47,685	$10.75	08/06/2008
	12/21/2001	35,000	—	$4.50	12/21/2011
	08/22/2003	12,667	—	$5.90	08/22/2013
	09/29/2004	10,000	10,000	$24.02	09/29/2014
	07/01/2005	8,334	16,666	$31.65	07/01/2015
	07/01/2006	—	8,500	$69.00	07/01/2016
Total:		66,001	82,851

Thimjon	08/06/1998	—	47,685	$10.75	08/06/2008
	05/11/2000	25,000	—	$9.875	05/11/2010
	12/21/2001	35,000	—	$4.50	12/21/2011
	08/22/2003	12,667	—	$5.90	08/22/2013
	09/29/2004	23,333	11,667	$24.02	09/29/2014
	07/01/2005	8,334	16,666	$31.65	07/01/2015
	07/01/2006	—	8,500	$69.00	07/01/2016
Total:		104,334	84,698

OPTION AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule

08/06/1998	Time vested in 1/8 increments annually for four years beginning June 5, 1999 and ending June 5, 2002.
Performance-based vesting in 1/8 increments upon achieving both EBITDA margins of 4.0%, 4.3%, 4.6%, and 4.8% and EBITDA of $122.6 million, $149.6 million, $176.7 million, and $206.9 million in 1998, 1999, 2000, and 2001, respectively. Upon achieving EBITDA margin of 5.0% and EBITDA dollars of $240.2 million in 2002, any unvested performance-based options would become vested after 2002. Any unvested performance-based options will vest on January 1, 2008.
05/11/2000	Performance vested on May 11, 2006 upon achievement of 4.9% EBITDA margin in 2005.*
10/23/2000	Performance vested on October 23, 2006 upon achieving 4.9% EBITDA in 2005.*
12/21/2001	Performance vested on December 21, 2006 upon achieving performance criteria of 5% EBITDA margin in 2005. In the absence of achieving the performance criteria, the award would have vested in full on December 21, 2011.*
08/22/2003	Time-based vesting in 1/3 increments annually on the anniversary of the grant date.
07/14/2004(a)	Time-based vesting in 1/3 increments annually on the anniversary of the grant date.
07/14/2004(b)	Performance vested on July 14, 2006 upon achieving performance criteria of 5% EBITDA margin in 2005. In the absence of achieving the performance criteria, the award would have vested in full on July 14, 2014.*
09/29/2004	Time-based vesting in 1/3 increments annually on the anniversary of the grant date.
07/01/2005	Time-based vesting in 1/3 increments annually on the anniversary of the grant date.
07/01/2006	Time-based vesting in 1/3 increments annually on the anniversary of the grant date.

*	For additional information regarding this performance criteria, see “Compensation Discussion and Analysis — Stock Based Awards” on page 18.

OPTION EXERCISES AND STOCK VESTED

	Option Awards	Option Awards
	Number of Shares	Before Tax Value
Name	Acquired on Exercise	Realized on Exercise

Haley(1)	330,000	$11,137,500

Van Oss(2)	60,962	$4,113,097
Engel(3)	0	$0

Goodwin(4)	144,684	$7,951,218
Thimjon(5)	10,000	$502,850

(1)	Mr. Haley exercised 330,000 options on January 13, 2006, with an exercise price of $10.75 and market price of $44.50.

(2)	Mr. Van Oss exercised (i) 17,612 options on April 27, 2006 with an exercise price of $4.34 and market price of $76.30; (ii) 8,100 options on April 27, 2006 with an exercise price of $10.75 and market price of $75.50; (iii) 4,700 options on April 28, 2006 with an exercise price of $10.75 and market price of $75.50; (iv) 12,900 options on May 1, 2006 with an exercise price of $10.75 and market price of $75.95; (v) 4,300 options on May 3, 2006 with an exercise price of $10.75 and market price of $76.50; and (vi) 13,350 options May 4, 2006 with an exercise price of $10.75 and market price of $77.65.

(3)	Mr. Engel did not exercise any stock options in 2006.

(4)	Mr. Goodwin exercised (i) 10,000 options on February 21, 2006 with an exercise price of $5.90 and market price of $55.47; (ii) 4,808 options on February 23, 2006 with an exercise price of $5.90 and market price of $59.31; (iii) 10,000 options on March 1, 2006 with an exercise price of $10.75 and market price of $60.28; (iv) 20,000 options on March 27, 2006 with an exercise price of $10.75 and market price of $63.97; (v) 29,475 options on April 3, 2006 with an exercise price of $10.75 and market price of $68.51; (vi) 10,000 SARs on May 3, 2006 with an exercise price of $24.02 and market price of $76.85; (vii) 35,000 options on May 11, 2006 with an exercise price of $9.875 and market price of $76.55; (viii) 8,334 SARs on December 13, 2006 with an exercise price of $31.65 and market price of $63.73; (ix) 10,000 SARs on December 13, 2006 with an exercise price of $24.02 and market price of $63.73; and (x) 7,067 options on December 18, 2006 with an exercise price of $5.90 and market price of $63.94.

(5)	Mr. Thimjon exercised 10,000 options on August 15, 2006 with an exercise price of $9.875 and market price of $60.16.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL: HALEY

Each of the following potential scenarios represent circumstances under which the named executive could potentially terminate employment with the Company. A description of the compensation benefits due the executive in each scenario is provided. In each case, the date of the triggering event is assumed to be December 31, 2006. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Haley upon separation from the Company is governed by his employment agreement with the Company dated June 5, 1998.

“Change in Control” means the occurrence of any of the following events: (a) the acquisition by any entity not affiliated with the Company of 50% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company shareholders having less than 50% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of the assets of the Company to an entity unrelated to the Company.

“Not for Cause” means any termination other than for disability or for willful failure of the executive to perform his duties; willful serious misconduct that is materially injurious to the Company; conviction of a felony crime; or material breach of a covenant for non-disclosure, non-compete, or relating to Company stock.

“Good Reason” means the executive’s duties are significantly different than those originally assigned to him; non-extension of his employment agreement; employment agreement was not assumed by a successor; position as CEO was not continued or he was not reelected as Director to the Board; or benefits have been materially reduced.

			Involuntary	Involuntary
Executive Benefits			Not For	or Good
and Payments Upon	Voluntary	Change	Cause	Reason
Termination	Termination(1)	in Control(2)	Termination(3)	Termination(3)	Death(4)	Disability(4)

Compensation:

Prorated Annual Earned Incentive	$1,800,000	$1,800,000	$1,800,000	$1,800,000	$1,800,000	$1,800,000
Base Salary		$2,316,667	$2,316,667	$2,316,667	$1,500,000	$1,500,000

Incentive		$5,100,000	$5,100,000	$5,100,000	$3,400,000	$3,400,000
Accelerated Options & SARS		$7,108,990	$7,108,990	$7,108,990	$7,108,990	$7,108,990

Benefits and Perquisites:
Life Insurance Coverage		$10,692	$7,128	$7,128		$7,128

Medical Benefits		$29,646	$19,764	$19,764	$19,764	$19,764
280G Tax Gross-Up		$2,997,290

Total:	$1,800,000	$19,363,285	$16,352,549	$16,352,549	$13,828,754	$13,835,882

(1)	Voluntary Termination

Prorated annual incentive compensation for the portion of the fiscal year employed.

(2)	Change in Control

Average base salary continuation for three years. Prorated annual incentive compensation for the portion of the fiscal year employed. Contractual incentive of average annual incentive compensation for three years. All stock options become fully vested and exercisable for 18 months. Continued participation for three years in benefits programs so long as executive makes timely payment of premiums, contributions, and co-payments. A “Gross-Up-Payment”sufficient to reimburse the executive for 100% of any excise taxes payable as a result of termination payments plus any income taxes on the reimbursement payment itself.

(3)	Involuntary Not for Cause or Involuntary Executive for Good Reason Termination

Average base salary continuation for three years. Prorated annual incentive compensation for the portion of the fiscal year employed. Contractual incentive of average annual incentive compensation for three years. All stock options become fully vested and exercisable for 18 months. Continued participation for two years in benefits programs so long as executive makes timely payment of premiums, contributions, and co-payments.

(4)	Death or Disability

Average base salary continuation for two years. Prorated annual incentive compensation for the portion of the fiscal year employed. Average annual incentive compensation for two years. All stock options become fully vested and exercisable for 18 months. Continued participation for two years in benefits programs so long as executive makes timely payment of premiums, contributions, and co-payments.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL: VAN OSS

Each of the following potential scenarios represent circumstances under which the named executive could potentially terminate employment with the Company. A description of the compensation benefits due the executive in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2006. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Van Oss upon separation from the Company is governed by his employment agreement with the Company dated December 15, 2006.

“Change in Control” means the occurrence of any of the following events: (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company shareholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Not for Cause” means any termination other than for a material breach of the executive’s employment agreement; the executive engaging in a felony or engaging in conduct which is injurious to the Company, its customers, employees, suppliers, or shareholders; the executive’s failure to timely and adequately perform his duties; or the executive’s material breach of any manual or written policy, code or procedure of the Company.

“Good Reason” means the executive has not consented to a reduction in the executive’s base salary; a relocation of the executive’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or any material reduction in the executive’s offices, titles, authority, duties or responsibilities.

		Involuntary	Involuntary
Executive Benefits		Not For	or Good
and Payments Upon	Change in	Cause	Reason
Termination	Control(1)	Termination(2)	Termination	Death(3)	Disability(4)

Compensation:

Prorated Annual Earned Incentive	$575,000	$575,000	$575,000	$575,000
Base Salary and Incentive	$1,485,000	$1,113,750	$1,113,750

Accelerated Options & SARS	$2,336,989	$2,336,989	$2,336,989
Benefits and Perquisites:

Medical Benefits	$17,760	$7,760	$7,760		$17,760
280G Tax Gross-Up	$624,242

Total:	$5,038,991	$4,043,499	$4,043,499	$575,000	$17,760

(1)	Change in Control

Monthly base salary times 1.5 continuation for 24 months. Prorated annual incentive compensation for the portion of the fiscal year employed. All stock options become fully vested and exercisable for 12 months. Company paid welfare benefits (COBRA continuation coverage) for 24 months. A “Gross-Up-Payment” sufficient to reimburse the executive for 50% of any excise taxes payable as a result of termination payments plus any income taxes on the reimbursement payment itself.

(2)	Involuntary Not for Cause or Involuntary Executive for Good Reason Termination

Monthly base salary times 1.5 continuation for 18 months. Prorated annual incentive compensation for the portion of the fiscal year employed. All stock options become fully vested and exercisable for 60 days. Company paid welfare benefits (COBRA continuation coverage) for 18 months.

(3)	Death

Prorated annual incentive compensation for the portion of the fiscal year employed.

(4)	Disability

Welfare benefits (COBRA continuation coverage) for 18 months.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL: ENGEL

Each of the following potential scenarios represent circumstances under which the named executive could potentially terminate employment with the Company. A description of the compensation benefits due the executive in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2006. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his employment agreement with the Company dated July 14, 2006.

“Change in Control” means the occurrence of any of the following events: (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company shareholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Not for Cause” means any termination other than for a material breach of the executive’s employment agreement; the executive engaging in a felony or engaging in conduct which is injurious to the Company, its customers, employees, suppliers, or shareholders; the executive’s failure to timely and adequately perform his duties; or the executive’s material breach of any manual or written policy, code or procedure of the Company.

“Good Reason” means the executive has not consented to a reduction in the executive’s base salary; a relocation of the executive’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or any material reduction in the executive’s offices, titles, authority, duties or responsibilities.

			Involuntary
Executive Benefits and		Involuntary	or Good
Payments Upon	Change in	Not for Cause	Reason
Termination	Control(1)	Termination(2)	Termination	Death(3)	Disability(4)

Compensation:

Prorated Annual Earned Incentive	$575,000	$575,000	$575,000	$575,000
Base Salary and Incentive	$1,485,000	$1,113,750	$1,113,750

Accelerated Options & SARS	$2,256,893	$2,256,893	$2,256,893
Benefits and Perquisites:

Medical Benefits	$18,324	$18,324	$18,324		$18,324
280G Tax Gross-Up	$624,242

Total:	$4,959,459	$3,963,967	$3,963,967	$575,000	$18,324

(1)	Change in Control

Monthly base salary times 1.5 continuation for 24 months. Prorated annual incentive compensation for the portion of the fiscal year employed. All stock options become fully vested and exercisable for 12 months. Company paid welfare benefits (COBRA continuation coverage) for 24 months. A “Gross-Up-Payment” sufficient to reimburse the executive for 50% of any excise taxes payable as a result of termination payments plus any income taxes on the reimbursement payment itself.

(2)	Involuntary Not for Cause or Involuntary Executive for Good Reason Termination

Monthly base salary times 1.5 continuation for 18 months. Prorated annual incentive compensation for the portion of the fiscal year employed. All stock options become fully vested and exercisable for 60 days. Company paid welfare benefits (COBRA continuation coverage) for 18 months.

(3)	Death

Prorated annual incentive compensation for the portion of the fiscal year employed.

(4)	Disability

Welfare benefits (COBRA continuation coverage) for 18 months.

Item 2 —	Proposal to Vote For Ratification of Independent Registered Public Accounting Firm

Our Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PricewaterhouseCoopers as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers as our independent registered public accounting firm to audit our 2007 financial statements.

PricewaterhouseCoopers has served as our independent registered public accounting firm since 1994. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PricewaterhouseCoopers for the years ended December 31, 2006 and 2005 were as follows:

	2006	2005

Audit fees	$1,524,168	$1,645,000
Audit-related fee	$43,500	$35,400
Tax fees	$218,713	$461,000

	$1,786,381	$2,141,400

The audit fees for the years ended December 31, 2006 and 2005, were for professional services rendered for the audits of our consolidated financial statements, reviews of our quarterly consolidated financial statements and statutory audits. The fees for the year ended December 31, 2006 and 2005 include fees related to our compliance with Section 404 of the Sarbanes-Oxley Act.

The audit-related fees for the years ended December 31, 2006 and 2005, were for assurance and related services for employee benefit plan audits, accounting consultations, attest services, and software licensing fees.

Tax fees for the years ended December 31, 2006 and 2005, were for services related to tax planning and compliance.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve, and has policies and procedures that require the pre-

approval by them of all fees paid for services performed by, our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2006 and 2005, all of the audit and non-audit services provided by PricewaterhouseCoopers were pre-approved by the Audit Committee.

Report of the Audit Committee

Management of the Company has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The Audit Committee is responsible for reviewing the Company’s financial reporting process.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU § 380).

In addition, the Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board (ISB) Standard No. 1.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Committee and our Board also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, for 2007.

Respectfully Submitted:

The Audit Committee

Robert J. Tarr, Jr., Chairman
Sandra Beach Lin
Steven A. Raymund
William J. Vareschi

APPENDIX A

WESCO INTERNATIONAL, INC.

INDEPENDENCE POLICY

The Board of Directors of WESCO International, Inc. has adopted the following standards for determining the independent status of each its Directors for purposes of serving on the Board and its Committees and complying with the listing standards of the New York Stock Exchange and Securities and Exchange Commission rules on corporate governance. The Board of Directors will, on an annual basis, affirmatively determine the independent status of each of its Directors relative to the standards that have been adopted. Such standards and determinations will be disclosed in the Company’s proxy materials and Annual Report on Form 10-K, as required.

Independence Standards

A member of the Company’s Board is considered to be independent of management of the Company, unless:

Such Director is also a member of management of the Company,

Such Director (or an immediate family member of such Director) received more than $100,000 in direct compensation in any one year within the past three years for services, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

Such Director (or an immediate family member of such Director) was affiliated with or employed, in a professional capacity, by a present or former internal or external auditor of the Company within the past three years,

Such Director (or an immediate family member of such Director) was employed, as an executive officer, by another company where any of the Company’s present executive officers served on such company’s compensation committee within the past three years,

Such Director (or an immediate family member of such Director) was an employee of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded $1 million or 2% of such other company’s consolidated gross revenues, whichever was greater, during the past three years,

Such Director (or an immediate family member of such Director) was an employee of a company that was indebted to the Company in an amount that exceeds 5% of such company’s total assets or 5% of the Company’s total assets at the end of each respective fiscal year within the past three years, or

Such Director (or an immediate family member of such Director) was affiliated, either as an employee, officer or director, with a foundation, university or other non-profit organization that received a donation from the Company in excess of $100,000 or from an executive officer of the Company in excess of $10,000 in any one year during the past three years.

For purposes of participating on the Audit Committee of the Board, such Director (in addition to the above) will also meet the independence requirements set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

A-1

This Proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote FOR the foregoing proposals.

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS:
   01 Sandra Beach Lin
   02 Robert J. Tarr, Jr.
   03 Kenneth L. Way
   The above to be elected for a two-year term to expire in 2010.

| FOR all nominees listed above (except as marked to the contrary) | WITHHOLD AUTHORITY to vote for all nominees listed above |
|---|---|
| ☐ | ☐ |

(Instruction: To withhold authority to vote for any nominee, write that nominee's name on the line below.)

_______________________________________________

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. Ratification of Independent Registered Public Accounting firm for 2007: PricewaterhouseCoopers LLP | ☐ | ☐ | ☐ |

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR the foregoing proposals.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please disregard if you have previously provided your consent decision.

I PLAN TO ATTEND THE MEETING ☐

Signature______________________ Signature______________________ Date ______________, 2007

▲ FOLD AND DETACH HERE ▲

| INTERNET | | TELEPHONE |
|---|---|---|
| **http://www.proxyvoting.com/wcc** Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. | **OR** | **1-866-540-5760** Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. |

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

**You can view the Annual Report and Proxy Statement on the Internet at www.wesco.com/annualreport**

This Proxy s i solicited on behalf of h t e Board of Directors. The Board of Directors recommends a vote FOR t h e o f regoing proposals. Please Mark Here for Addre ss Change or Comme nts SE E REVE RSE SIDE FOR AGAIN ST ABSTAIN 1 . ELECTION OF DIRECTORS: 2. Ratification of In dependent Registered Public Accounting firm for 01 Sandra Beach Lin 2007: PricewaterhouseCoopers LLP 0 2 Robert J. Tarr, Jr. 0 3 Kenneth L. Way The above to be elected o f r a two-year term to expire in 2010. In their discretio n, h t e Proxies are authorized to vote upon such oth er business as may properly come before the meeti ng. This proxy, when properly executed wil be voted in the manner directed herein by the FOR all nominees lis t e d ab ove WT I HHOLD AUTHORIT Y undersigned sto ckholder. If no dir ection is made, t h e pro xy wil l be voted FOR t h e foregoing proposals. (except as marked t o t h e contrary) to vote for all nominees list ed above Ple ase sign exactly as name appears below. When shares are held by joint e t nants, both should sign. When signing as attorney, as executor, admnistra i tor, r t ustee or guardian, please give f u ll ittle as such. If a corporati on, please sign n i f u ll corporate name by President or other authorized officer. If a partnership, (I nstruction: To wit hhold authority t o vote o f r any nominee, wri t e pe l ase sign n i partnership name by authorized pers on. that nominee’s name on t h e line below.) Ple ase disregard f i you have previously provided your consent decision. I PLAN TO ATTEND THE MEETING Signature Signature Date , 2007 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to Annual Meetin g day. Your n I ternet or telephone vote authorizes the named proxies to vote your shares in the same manner as f i you marked, signed and returned your proxy card. INTERNET TELEPHONE http:/ /www.p roxyvoting.com/wcc 1-866-540-5760 Use the internet to vote your proxy. OR Use any touch-tone tele phone to Have your proxy card in hand vote your proxy. Have your proxy when you access h t e web site. card in hand when you call. If you vote your proxy by Inte rnet or by tele phone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return t i in the enclosed postage-paid envelope. Choose MLinkSM o f r f a st, easy and secure 24/7 online access to your f u ture pro xy materials, n i vestment plan statements, tax documents and more. Simply log on to Investor Servic eDirect® at www.mellonin vestor.com/isd where step-by-step instructi ons wil l prompt you through enro llment. You can vie w the Annual Report and Proxy Statement on the Interneta t www.wesco.com/annualreport

This Proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote FOR the foregoing proposals.

## PROXY

The undersigned hereby appoints Stephen A. Van Oss and Marcy Smorey-Giger as Proxies, and each of them with full power of substitution, to represent the undersigned and to vote all shares of common stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held May 23, 2007 or any adjournment thereof, upon all matters coming before the meeting.

| Address Change/Comments (Mark the corresponding box on the reverse side) |
| --- |
| |

▲ FOLD AND DETACH HERE ▲

**PRINT AUTHORIZATION**

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:_______________________________ DATE:_______

☐ Mark this box if you would like the Proxy Card EDGARized: ☐ ASCII ☐ EDGAR II (HTML)

(THIS BOXED AREA DOES NOT PRINT) Registered Quantity 2000.00

WESCO International, Inc. This Proxy is soli cited on behalf 225 West Station Square Drive, Suite 700 of the Board of Directors. The Board of Pittsburgh, Pennsylvania1 5219-1122 Directorsr ecommends av ote FOR the foregoingp roposals. PROXY The undersigned hereby appoints Stephen A. Van Oss and Marcy Smorey-Giger as Proxie s, and each of them with fullp ower of substitution, to representt heu nders igned and to vote all shares of common stock of WESCO International, Inc., which the undersigned would be entitled to vote f i personally presenta nd votin g at the Annual Meeting of Stockholders to be held May 23, 2007 or any adjournment t h ereof, upona llm atters comin g before the meeting. Address Change/Comments ( M ark the correspondingb ox on the reverse side) FOLD AND DETACH HERE PRINT AUTHORIZATION To commencep rinting on this proxy cardp lease sign, date and faxt his cardt o: 732-802-0260 SIGNATURE:___DATE:___Mark this box if you would lik e the Proxy Card EDGARized: ASCII EDGAR I (HTML) ( T HIS BOXED AREA DOES NOT PRINT) RegisteredQ uantit y 2000.00